UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Ryder System, Inc.

(Name of Registrant as Specified In Its Charter)

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[Following is an E-mail from Gregory T. Swienton, Chairman, President and Chief Executive Officer to all Company employees]

April 7, 2005

To:	All Ryder Employees
From:	Greg Swienton
Subject:	Vote Your Ryder Shares

In the coming days, those of you who own shares of Ryder stock will be receiving a proxy statement and voting card for our 2005 Annual Meeting of Shareholders, which will be held on May 6, 2005. Accompanying these materials will be a copy of Ryder’s 2004 Annual Report entitled “Making It Happen.” In it, we highlight the superior level of performance that Ryder continues to deliver to its investors and customers through the efforts of our employees.

I want to encourage each and every employee-shareholder of Ryder to vote his or her shares. Not only is every vote important, it also serves to demonstrate your continued support and confidence in our Company.

Two of this year’s agenda items are particularly meaningful to employees. First, we are asking our shareholders to increase the size of Ryder’s Employee Stock Purchase Plan. This Plan, which is available to all full-time employees, enables employees to purchase Ryder shares at a discount each quarter. We are also seeking shareholder approval for a new Equity Compensation Plan to replace the one that is expiring in May. This Plan enables us to award stock options, restricted stock and other equity-based awards to our employees. I believe each of these Plans plays an important part in helping us attract, reward and retain high quality employees and I, and the other members of Ryder’s Board of Directors, recommend a vote in favor of each of these proposals.

When you receive these materials, please review them carefully and take the time to vote your shares.

Thank you for your continued support.